                                                                       EXHIBIT 5

                                 April 4, 2002

Color Imaging, Inc.
4350 Peachtree Industrial Boulevard, Suite 100
Norcross, Georgia 30071

     Re: Common Stock of Color Imaging, Inc.

Gentlemen:

     We have acted as counsel to Color Imaging, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company's registration statement on Form SB-2 (the "Registration Statement"), relating to the public sale of 3,500,000 Units, each Unit consisting of one share of the Company's common stock, $.01 par value and a warrant to purchase one share of the Company's common stock, $.01 par value, by the Company and the registration for resale by the Selling Stockholders (as defined in the Registration Statement) of 3,859,487 shares of the Company's common stock, $.01 par value per share.

     In arriving at the opinions expressed below, we have reviewed the Registration Statement and the Exhibits thereto. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, we have assumed that the signatures on all documents that we have reviewed are genuine.

     Based on the foregoing, we are of the opinion that: (i) the shares of common stock issuable by the Company pursuant to this Registration Statement will be validly issued, fully paid, and nonassessable, and (ii) the outstanding shares of the Company's common stock when sold by the Selling Stockholders in the manner described in the Registration Statement (as amended) and delivered will be validly issued, fully paid, and nonassessable.

     The foregoing opinions are limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                              Very truly yours,


                              /s/ RICHMAN, MANN, CHIZEVER, PHILLIPS & DUBOFF